Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

SIBO HOLDING LTD

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, $0.00002 par value	(1)	457(o)		$	$6,900,000.00	0.0001531	$1,056.39

Total Offering Amounts:							$6,900,000.00		1,056.39
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,056.39

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Includes ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional class A ordinary shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.